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                                                                      EXHIBIT 99

NEWS RELEASE                                     Community Bancshares, Inc.
                                                 P.O. Box 1000
                                                 Blountsville, Alabama 35031

FOR IMMEDIATE RELEASE

Contact:          Michael A. Bean (205) 429-1005

             Community Bancshares Issues Trust Preferred Securities

         Blountsville, Alabama, April 6, 2000... Community Bancshares, Inc. announced that it has issued in a private offering $10 million in 10-7/8% trust preferred securities with a stated liquidation amount of $1,000 per security. The trust preferred securities were issued through Community (AL) Capital Trust I, a Delaware statutory business trust and subsidiary of Community Bancshares, Inc. Community (AL) Capital Trust I used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of Community Bancshares, Inc. Community Bancshares, Inc. will use the net proceeds from the debentures for general corporate purposes, including capital contributions to its subsidiary, Community Bank.

         Kennon R. Patterson, Sr., Chairman of the Board, President and Chief Executive Officer of Community Bancshares, Inc., said, "This issuance of trust preferred securities strengthens the company's capital position and gives the company flexibility to respond to business opportunities as they arise."

         Community Bancshares, Inc. is a bank holding company headquartered in Blountsville, Alabama. Community Bancshares, Inc., through its subsidiaries, operates 30 banking offices and 12 finance company offices in Alabama and south central Tennessee and provides a full line of financial services.

         Certain statements contained in this release are not based on historical facts and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or by the use of forward-looking terminology, such as "believe," "expect," "may" or "will." These forward-looking statements include, without limitation, those relating to the Company's use of proceeds, capital position and business opportunities. We caution you not to place undue reliance on these forward-looking statements, in that actual results could differ materially from those indicated, due to a variety of factors, including, but not limited to, general and local economic conditions, governmental and fiscal monetary policies, fluctuations in prevailing interest rates, effectiveness of the Company's interest rate hedging strategies, laws and regulations affecting financial institutions, changes in the Company's operating and growth strategies, the ability of the Company to compete with other financial services companies and market its services and products, geographic concentration of the Company's assets and other risks detailed from time to time in the Company's press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this release.